UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 5, 2013

BANCORP OF NEW JERSEY, INC.

(Exact Name of Issuer as Specified in Charter)

NEW JERSEY (State or Other Jurisdiction of Incorporation or Organization)	001-34089 (Commission File Number)	20-8444387 (I.R.S. Employer Identification Number)

1365 PALISADE AVENUE
FORT LEE, NEW JERSEY  07024

(Address of Principal Executive Offices)

(201) 944-8600

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 5, 2013, the board of directors of Bancorp of New Jersey, Inc., the “Company,” upon the recommendation of the compensation committee of the board of directors, approved awards of restricted stock under the Bancorp of New Jersey, Inc. 2011 Equity Incentive Plan, the “Plan,” for each of Albert F. Buzzetti, Chairman and Chief Executive Officer, Michael Lesler, Vice Chairman, President and Chief Operating Officer, Leo J. Faresich, Executive Vice President and Chief Lending Officer and Diane M. Spinner, Executive Vice President and Chief Administrative Officer.

Each of the awards is for 5,000 shares, which are subject to forfeiture during a five-year vesting period.  Twenty percent of the shares subject to the awards will become nonforfeitable annually over the next five years, and any shares that remain subject to forfeiture at the time of a change in control will become vested immediately prior to the change in control, provided, in each case, that the recipient has remained in continuous service to the Company through the applicable vesting date.  Each of the recipients shall be entitled to vote the shares and receive any dividends or distributions with respect to the shares during the vesting period.  Each of the awards is subject to the terms and conditions of the Plan and a restricted stock award agreement in the form filed with this report as Exhibit 10.1.

On March 5, 2013, the board of directors of the Company, upon the recommendation of the compensation committee of the board of directors, approved substantially similar awards of restricted stock under the Plan for each of the non-employee directors of the Company.

Item 9.01.                                        Financial Statements and Exhibits.

The following exhibits are filed with this Form 8-K:

Exhibit No.	Description

10.1	Form of Restricted Stock Award Agreement under the Bancorp of New Jersey, Inc. 2011 Equity Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANCORP OF NEW JERSEY, INC.

Date: March 7, 2013	By:	Michael Lesler
	Name:	Michael Lesler
	Title:	President and Chief Operating Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Restricted Stock Award Agreement under the Bancorp of New Jersey, Inc. 2011 Equity Incentive Plan